Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-152146, 333-163208, 333-216166, 333-227525, 333-233137, 333-249902, 333-258595, 333-269167, 333-275124, 333-281393, and 333-289373 on Form S-8 and Registration Nos. 333-226341, 333-253053, 333-258598, 333-275125, 333-281391, and 333-290867 on Form S-3 of our report dated March 5, 2026, relating to the financial statements of EyePoint, Inc. (formerly EyePoint Pharmaceuticals, Inc.) and subsidiaries appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 5, 2026